EXHIBIT 10.3

Veeco Instruments Inc.

1 Terminal Drive

Plainview, New York 11803 U.S.A.

Phone (516) 677-0200

Fax (516) 677-0380

www.veeco.com

August 29, 2018

Shubham (Sam) Maheshwari

Dear Sam:

I am pleased to confirm your appointment to the position of Chief Operating Officer, which role shall be in addition to your current role as Chief Financial Officer. Upon your acceptance, the effective date of your appointment shall be October 1, 2018 (“Effective Date”). The terms of your employment are set forth in Exhibit A hereto attached (the “Employment Terms”).

This letter, including the Employment Terms, constitutes the sole and complete agreement between the Company and you with respect to the subject matter herein and supersedes all other agreements, both oral and written, between the Company or any of its subsidiaries and you, to the extent inconsistent with this letter and the attached Employment Terms.

This letter and the terms and conditions hereof are to be construed, governed and interpreted in accordance with the laws of the State of New York, without giving effect to its conflict of law principles.

This letter is not a contract of employment and does not provide any rights regarding your continued employment with Veeco.  Your employment with Veeco will continue on an “at will” basis.  This means that the employment relationship is non-contractual, for no fixed period and terminable at any time by either you or the Company.  In addition, no subsequent oral or written agreements on this subject shall be valid unless they are in writing and signed by an authorized representative of Veeco.

Two copies of this letter are enclosed. Please sign and return a copy and let me know if you have any questions about this letter or the terms of your appointment.

Sam, I’d like to personally congratulate you and wish you much success in your new role at Veeco.

Sincerely,

/s/ Robert W. Bradshaw
Robert W. Bradshaw
Sr. Vice President, Human Resources

ACCEPTED AND AGREED:

/s/ Shubham Maheshwari
Shubham Maheshwari
Date: August 29, 2018

Exhibit A

Executive Compensation Term Sheet

Shubham (Sam) Maheshwari (the “Executive”)

($000)

Description
Title	Executive Vice President, Chief Operating Officer and Chief Financial Officer
Effective Date	October 1, 2018
Base Salary	$500
Annual Bonus Opportunity	90% of Base Salary / $450(3)
Promotion Equity Award

$1,000 to be granted at the Effective Date on the following terms:

•                  $750 granted as PRSUs subject to the Company’s 3-year TSR vs. the 3-year TSR of the Russell 2000; see grant agreement for specific terms and conditions

•                  $250 granted as time-based restricted stock subject to 4-year vesting (25% / year)

2019 Annual Equity Award

$850 to be granted in conjunction with 2019 annual award program:

•                  Not less than 51% to be performance-based restricted stock units

•                  Balance to be granted as time-based restricted stock subject to 4-year vesting

Stock Ownership Requirement	• 3x Base Salary • Executive shall have, in accordance with the Company’s Stock Ownership policy, five years to achieve compliance with the requirement.
Employee Benefits Plans and Perquisites	• Will continue to participate in all employee benefit plans. • Car allowance to continue at $8.4.
Change in Control Benefits	Covered by Veeco Instruments Inc. Sr. Executive Change in Control Policy.
Non-Change-in-Control Severance Benefits

•                  Applicable in the event of Executive’s termination by the Company other than for Cause or resignation for Good Reason and conditioned on the receipt of a general release of claims satisfactory to the Company.

•                  Good Reason Definition

•                  Significant and involuntary reduction in base salary and/or the total benefits available under cash or stock incentives or other employee benefit plans(4)

•                  Involuntary relocation of principal place of work by more than 50 miles

•                  Twelve (12) months of salary continuation paid as severance

•                  Up to twelve (12) months of subsidized COBRA

(3)  2018 Bonus to be prorated based on the effective date of new assignment

(4)  Excludes base salary or other reductions made in connection with a reduction program affecting similarly situated employees.